Exhibit 10.10

Confidential

CLOVER HEALTH INVESTMENTS, CORP.

725 Cool Springs Blvd, Suite 300

Franklin, Tennessee 37067

December 31, 2020

Andrew Toy

Re:    EMPLOYMENT AGREEMENT

Dear Andrew:

This Employment Agreement (the “Agreement”) between you (referred to hereinafter as the “Executive”) and Clover Health Investments, Corp., a Delaware corporation (the “Company”) sets forth the terms and conditions that shall govern Executive’s continued employment with the Company (referred to hereinafter as “Employment” or the “Employment Period”), effective as of immediately after the Closing of the Mergers (as those terms are defined in the Merger Agreement) (the “Effective Date”).

1. Duties and Scope of Employment.

(a) At-Will Employment. Executive’s Employment with the Company is for no specified period and constitutes “at will” employment. Except as otherwise set forth herein, Executive is free to terminate Employment at any time, with or without advance notice, and for any reason or for no reason. Similarly, the Company is free to terminate Executive’s Employment at any time, with or without advance notice, and with or without Cause (as defined below). Furthermore, although terms and conditions of Executive’s Employment with the Company may change over time, nothing shall change the at-will nature of Executive’s Employment.

(b) Position and Responsibilities. During the Employment Period, the Company agrees to employ Executive in the position of President and Chief Technology Officer. Executive will report to the Company’s Chief Executive Officer or to such other Person as the Company subsequently may determine (Executive’s “Supervisor”) and Executive will be working remotely and based out of the San Francisco Bay Area. Executive will perform the duties and have the responsibilities and authority customarily performed and held by an employee in Executive’s position or as otherwise may be assigned or delegated to Executive by Executive’s Supervisor. Executive shall comply with the Company’s policies and rules, as they may be in effect from time to time during Executive’s Employment.

(c) No Conflicting Obligations. Executive represents and warrants to the Company that Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive’s obligations under this Agreement or that would otherwise prohibit Executive from performing Executive’s duties with the Company. In connection with Executive’s Employment, Executive shall not use or disclose any trade secrets or other proprietary information or intellectual property in which Executive or any other Person has any right, title or interest and Executive’s Employment will not infringe or violate the rights of any other Person. Executive represents and warrants to the Company that Executive has returned all property and confidential information belonging to any prior employer.

(d) Obligations to the Company. During the Employment Period, Executive shall perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. During the Employment Period, without the prior written approval of Executive’s Supervisor, Executive shall not render services in any capacity to any other Person and shall not act as a sole proprietor, advisor or partner of any other Person or own more than five percent (5%) of the stock of any other corporation. Notwithstanding the foregoing, Executive may serve on civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments without advance written consent of Executive’s Supervisor; provided that such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement or create a potential business or fiduciary conflict. Executive shall comply with the Company’s policies and rules, as they may be in effect from time to time during Executive’s Employment. Executive represents and warrants to the Company that Executive has returned all property and confidential information belonging to any prior employer.

2. Cash and Incentive Compensation.

(a) Base Salary. The Company shall pay Executive, as compensation for Executive’s services, a base salary at a gross annual rate of $450,000, less all required tax withholdings and other applicable deductions, in accordance with the Company’s standard payroll procedures. The annual compensation specified in this subsection (a), together with any modifications in such compensation that the Company may make from time to time, is referred to in this Agreement as the “Base Salary.” Executive’s Base Salary will be subject to review and adjustments that will be made based upon the Company’s normal performance review practices. Effective as of the date of any change to Executive’s Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement.

(b) Cash Incentive Bonus. Executive will be eligible to be considered for an annual cash incentive bonus (the “Cash Bonus”) each calendar year during the Employment Period based upon the achievement of certain objective or subjective criteria (collectively, the “Performance Goals”). In compliance with all relevant legal requirements and based on Executive’s level within the Company, the Performance Goals for Executive’s Cash Bonus for a particular year will be established by, and in the sole discretion of, the Company’s Board of Directors (the “Board”), any Compensation Committee of the Board (the “Committee”), or a delegate of either the Board or the Committee (the “Delegate”), as applicable. The initial target amount for any such Cash Bonus will be up to 100% of Executive’s Base Salary (the “Target Bonus Percentage”), less all required tax withholdings and other applicable deductions. The determinations of the Board, the Committee or the Delegate, as applicable, with respect to such Cash Bonus or the Target Bonus Percentage shall be final and binding. Executive’s Target Bonus Percentage for any subsequent year may be adjusted up or down, as determined in the sole discretion of the Board, the Committee or the Delegate, as applicable. Executive shall not earn a Cash Bonus unless Executive is employed by the Company on the date when such Cash Bonus is actually paid by the Company.

(c) Equity Compensation. Executive shall be entitled to the following equity compensation for Executive’s services:

(i) 2014 Plan RSUs. Prior to the Closing of the Mergers, the predecessor corporation to the Company, Clover Health Investments, Inc., a Delaware corporation (“Clover Health”), granted Executive a restricted stock unit award under Clover Health’s Amended and Restated 2014 Equity Incentive Plan (the “2014 Plan”) covering that number of shares of Clover Health’s common stock which represented one percent (1%) of the fully-diluted ownership of Clover Health as of immediately prior to the Closing of the Mergers (the “2014 Plan RSUs”). The 2014 Plan RSUs will vest by satisfying both of the following two requirements:

(A) Service Requirement. Twenty percent (20%) of the 2014 Plan RSUs will vest on each of the first five (5) anniversaries of the Closing Date (as defined in the Merger Agreement), subject to Executive’s providing continuous service to the Company or any affiliate through each service-based vesting date.

(B) Performance Requirement. Measured beginning after the first anniversary of the Closing Date, the 2014 Plan RSUs will vest in full upon the Company’s volume-weighted average stock closing price for the Company’s Class A common stock reaching $20 for 90 consecutive calendar days; provided that such vesting occurs on or within 5 years of the Closing Date.

The 2014 Plan RSUs shall settle as set forth in the applicable RSU award agreement. In addition, upon a Change in Control (as defined in the 2014 Plan), the 2014 Plan RSUs will vest in full as to its service requirement, and if the per share value in the Change in Control equals or exceeds $20, the award will also vest in full as to the performance requirement. Unless otherwise provided in Section 6 below, any portion of the 2014 Plan RSUs that is unvested at the consummation of the Change in Control will be forfeited.

The Company assumed the 2014 Plan RSUs in the Merger, and although the 2014 Plan will terminate as of the Closing of the Mergers, the terms and conditions of the applicable Notice of Restricted Stock Unit Grant and Restricted Stock Unit Agreement and the 2014 Plan will continue to govern the 2014 Plan RSUs. As of the Closing of the Mergers, the 2014 Plan RSUs will be converted to be denominated in shares of the Company’s Class B common stock in accordance with the Merger Agreement. The 2014 Plan RSUs are also subject to the terms of this Agreement, including the acceleration of their vesting in connection with Executive’s Involuntary Termination during a Change in Control Protection Period and in connection with Executive’s resignation for a certain Good Reason outside of the Change in Control Protection Period as defined and provided in Section 6 below.

(ii) Management Incentive Plan RSUs. Executive will also receive a restricted stock unit award under the Company’s Management Incentive Plan (the “Management Plan”) representing two percent (2%) of the number shares of all classes of common stock of the Company as of the Closing of the Mergers (the “Management Plan RSUs”). The Management Plan RSUs will be denominated in shares of the Company’s Class B common stock and will be granted effective as of the Closing of the Mergers. The Management Plan RSUs will vest by satisfying both of the following two requirements:

(A) Service Requirement. Twenty percent (20%) of the Management Plan RSUs will vest on each of the first five (5) anniversaries of the Closing Date, subject to Executive’s providing continuous service to the Company or any affiliate through each service-based vesting date.

(B) Performance Requirement. Measured beginning after the first anniversary of the Closing Date, 50% of the Management Plan RSUs will vest upon the Company’s volume-weighted average stock closing price for the Company’s Class A common stock exceeding $25 for 90 consecutive calendar days, and the remaining 50% of the Management Plan RSUs will vest upon the Company’s volume-weighted average stock closing price for the Company’s Class A common stock exceeding $30 for 90 consecutive calendar days; provided all such vesting occurs on or within 5 years of the Closing Date.

The Management Plan RSUs shall settle as set forth in the applicable RSU award agreement. In addition, upon a Change in Control (as defined in the Management Plan), which does not include the Mergers), the Management Plan RSUs will vest in full as to its service requirement, and if the per share value in the Change in Control exceeds a required stock closing price under its performance requirement, the award will also vest as to the applicable portion of the performance requirement. Unless otherwise provided in Section 6 below, any portion of the Management Plan RSUs that is unvested at the consummation of the Change in Control will be forfeited. The Management Plan RSUs are also subject to the terms of this Agreement, including the acceleration of their vesting in connection with the Involuntary Termination of Executive during a Change in Control Protection Period and in connection with Executive’s resignation for a certain Good Reason outside of the Change in Control Protection Period, as defined and provided in Section 6 below.

(iii) 2020 Plan. Executive will be eligible for future equity awards under the Company’s 2020 Equity Incentive Plan (the “Equity Plan”), as determined in the sole discretion of the Board, the Committee or the Delegate, as applicable.

(iv) 2020 Option Acceleration. Effective as of the Closing of the Mergers, the 1,774,408 options subject to option grant number ES-1015 with a grant date of February 4, 2020 will vest in full.

(v) Transfer Restrictions. Any Family Transfer (as defined below) of shares issued or issuable upon exercise of options or settlement of RSUs held by Executive shall be exempt from any transfer restrictions thereon, including but not limited to lockups, rights of first refusal or rights of co-sale, provided, however, that any such Family Transfer shall be made in accordance with the Company’s Insider Trading Policy

3. Employee Benefits. During the Employment Period, Executive shall be eligible to (a) receive paid time off (“PTO”) in accordance with the Company’s PTO policy, as it may be amended from time to time and (b) participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan or policy in question and to the determinations of any Person or committee administering such employee benefit plan or policy. The Company reserves the right to cancel or change the employee benefit plans, policies and programs it offers to its employees at any time.

4. Business Expenses. The Company will reimburse Executive for necessary and reasonable business expenses incurred in connection with Executive’s duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable expense reimbursement policies as in effect from to time.

5. Rights Upon Termination. Except as expressly provided in Section 6, upon the termination of Executive’s Employment, for the period preceding the effective date of the termination of Employment, Executive shall only be entitled to the following: (i) the accrued but unpaid Base Salary compensation and PTO, (ii) the reimbursements for outstanding and unpaid business expenses described in Section 4 of this Agreement, and (iii) such other vested benefits earned under any Company-provided plans, policies, and arrangements in accordance with the governing documents and policies of any such, plans, policies and arrangements (collectively, the “Accrued Benefits”). The Accrued Benefits described in clauses (i) and (ii) of the preceding sentence shall be paid within thirty (30) days after the date of termination of Executive’s Employment (or such earlier date as may be required by applicable law) and the Accrued Benefits described in clause (iii) of the preceding sentence shall be paid in accordance with the terms of the governing plan, policy or arrangement.

6. Termination Benefits.

(a) Involuntary Termination Outside of Change in Control Protection Period. If (i) the Company (or any parent, subsidiary or successor of the Company) terminates Executive’s service to the Company for a reason other than (A) Cause, (B) Executive becoming Disabled or (C) Executive’s death; or (ii) if Executive resigns from service to the Company for Good Reason (each, an “Involuntary Termination”); in each case occurring outside of the Change in Control Protection Period, then, subject to Section 7 (other than with respect to the Accrued Benefits), Executive will be entitled to the following:

(i) Accrued Compensation. The Company will pay Executive all Accrued Benefits.

(ii) Severance Payment. In exchange for Executive timely signing and not revoking the Release in accordance with the terms therein and in this Agreement, Executive will receive semi-monthly continuing payments of severance pay at a rate equal to Executive’s Base Salary, as then in effect, for twelve (12) months (the “Severance Period”), less all required tax withholdings and other applicable deductions, which will be paid in accordance with the Company’s regular payroll procedures commencing on the Release Deadline (as defined in Section 7(a)); provided that the first payment shall include any amounts that would have been paid to Executive if payment had commenced on the date of Executive’s separation from service.

(iii) Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination or resignation) until the earlier of (A) the end of the Severance Period, or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.

(iv) Equity. If Executive resigns from service to the Company for the Good Reason set forth in Section 8(g)(i), all of Executive’s unvested and outstanding equity awards of the Company shall vest in full.

(b) Involuntary Termination Within the Change in Control Protection Period. If, during the Change in Control Protection Period, an Involuntary Termination occurs, then, subject to Section 7 (other than with respect to the Accrued Benefits), Executive will receive the following severance benefits from the Company in lieu of the benefits described in Section 6(a) above:

(i) Accrued Compensation. The Company will pay Executive all Accrued Benefits.

(ii) Severance Payment. In exchange for Executive timely signing and not revoking the Release in accordance with the terms therein and in this Agreement, Executive will receive a lump sum severance payment equal to 18 months (the “CIC Severance Period”) of Executive’s Base Salary as in effect immediately prior to the date of Executive’s termination of employment, less all required tax withholdings and other applicable deductions, which will be paid in accordance with the Company’s regular payroll procedures, but no later than thirty (30) days following the Release Deadline.

(iii) Continued Employee Benefits. If Executive elects continuation coverage pursuant to COBRA for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination or resignation) until the earlier of (A) the end of the CIC Severance Period, or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.

(iv) Equity. All of Executive’s unvested and outstanding equity awards of the Company shall vest in full, contingent upon the consummation of the Change in Control (as defined in this Agreement), but effective as of the earlier to occur of Executive’s Involuntary Termination or the Change in Control.

(c) Disability; Death; Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company is terminated due to (i) Executive becoming Disabled or Executive’s death, (ii) Executive’s voluntary resignation (other than for Good Reason), or (iii) the Company’s termination of Executive’s employment with the Company for Cause, then Executive or Executive’s estate (as the case may be) will receive the Accrued Benefits, but will not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, COBRA).

(d) Timing of Payments. Subject to any specific timing provisions in Section 6(a), 6(b), or 6(c), as applicable, or the provisions of Section 7, payment of the severance and benefits hereunder shall be made or commence to be made as soon as practicable following Executive’s termination of employment.

(e) Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent, subsidiary or successor of the Company), the provisions of this Section 6 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no other severance, benefits, compensation or other payments or rights upon a termination of employment, including, without limitation, any severance payments and/or benefits provided in the Employment Agreement, other than those benefits expressly set forth in Section 6 of this Agreement or pursuant to written equity award agreements with the Company.

(f) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

7. Conditions to Receipt of Severance.

(a) Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to Section 6 of this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims in a form attached hereto as Attachment A (the “Release”), which must become effective no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”), and if not, Executive will forfeit any right to severance payments or benefits under this Agreement. To become effective, the Release must be timely executed by Executive and any revocation periods (as required by statute, regulation, or otherwise) must have expired without Executive having revoked the Release. In addition, in no event will severance payments or benefits be paid or provided until the Release actually becomes effective. If the termination of employment occurs at a time during the calendar year where the Release Deadline could occur in the calendar year following the calendar year in which Executive’s termination of employment occurs, then any severance payments or benefits under this Agreement that would be considered Deferred Payments (as defined in Section 7(c)(i)) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time as required by (i) the payment schedule applicable to each payment or benefit as set forth in Section 6, (ii) the date the Release becomes effective, or (iii) Section 7(c)(ii); provided that the first payment shall include all amounts that would have been paid to Executive if payment had commenced on the date of Executive’s termination of employment.

(b) Confidentiality Agreement. Executive’s receipt of any payments or benefits under Section 6 will be subject to Executive continuing to comply with the terms of the Confidentiality Agreement (as defined in Section 11 below).

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation not exempt under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. And for purposes of this Agreement, any reference to “termination of employment,” “termination” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of employment (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii) Without limitation, any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations is not intended to constitute Deferred Payments for purposes of clause (i) above.

(iv) Without limitation, any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit is not intended to constitute Deferred Payments for purposes of clause (i) above. Any payment intended to qualify under this exemption must be made within the allowable time period specified in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations.

(v) To the extent that reimbursements or in-kind benefits under this Agreement constitute non-exempt “nonqualified deferred compensation” for purposes of Section 409A, (1) all reimbursements hereunder shall be made on or prior to the last day of the calendar year following the calendar year in which the expense was incurred by Executive, (2) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (3) the amount of expenses eligible for reimbursement or in-kind benefits provided in any calendar year shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other calendar year.

(vi) The payments and benefits provided under Sections 6(a) and 6(b) are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

8. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Cause. “Cause” means:

(i) Executive’s gross negligence or willful misconduct in the performance of his or her duties and responsibilities to the Company or Executive’s violation of any written Company policy;

(ii) Executive’s commission of any act of fraud, theft, embezzlement, financial dishonesty, misappropriation from the Company or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company;

(iii) Executive’s conviction of, or pleading guilty or nolo contendre to, any felony or a lesser crime involving dishonesty or moral turpitude;

(iv) Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or while performing Executive’s duties and responsibilities for the Company

(v) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of his or her relationship with the Company; or

(vi) Executive’s material breach of any of his or her obligations under any written agreement or covenant with the Company.

(b) Change in Control. “Change in Control” shall have the meaning ascribed to such term in the Equity Plan.

(c) Change in Control Protection Period. “Change in Control Protection Period” means the period beginning one month prior to and ending twelve (12) months immediately following the consummation of a Change in Control.

(d) Code. “Code” means the Internal Revenue Code of 1986, as amended.

(e) Disability. “Disability” or “Disabled” means that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one (1) year.

(f) Family Transfer. “Family Transfer” means a transfer either during Executive’s lifetime or on death by will or intestacy to Executive’s spouse (including, without limitation, any domestic partner or partner by virtue of same-sex marriage and/or civil union), child (natural or adopted), or any other direct lineal descendant of such Stockholder (or his or her spouse), parent or any other relative (all of the foregoing collectively referred to as “family members”), or any custodian or trustee of any trust, partnership, limited liability company or other entity for the benefit of, or the ownership interests of which are directly or indirectly owned wholly by or for the benefit of Executive and/or any such family members.

(g) Good Reason. “Good Reason” means Executive’s resignation or termination of employment within thirty (30) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following without Executive’s consent:

(i) The failure to promote or appoint Executive, in good faith, to Chief Executive Officer of the Company, immediately after the resignation or termination of Vivek Garipalli as Chief Executive Officer of the Company;

(ii) A material reduction of Executive’s duties, authority or responsibilities, relative to Executive’s duties, authority or responsibilities in effect immediately prior to such reduction;

(iii) Any change of title (unless to Chief Executive Officer following the resignation of Mr. Garipalli), which will include a title change related to an acquisition by a larger entity (for example, holding the same title but at a subsidiary of a larger company);

(iv) A material reduction in Executive’s Base Salary (except where there is a reduction applicable to all similarly situated executive officers generally); provided, that a reduction of less than ten percent (10%) will not be considered a material reduction in Base Salary;

(v) Any requirement for Executive to report to a work facility or location other than Executive’s home office or required business travel, with the location of Executive’s home office to be of Executive’s choosing; or

(vi) A material breach by the Company of a material provision of this Agreement.

Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within thirty (30) days of the initial existence of the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice during which such condition must not have been cured.

(h) Governmental Authority. “Governmental Authority” means any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.

(i) Merger Agreement. “Merger Agreement” means that certain Agreement and Plan of Merger by and among Social Capital Hedosophia Holdings Corp. III, Asclepius Merger Sub Inc. and Clover Health Investments, Corp. dated October 5, 2020, of which Executive has a received copy and has reviewed.

(j) Person. “Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or Governmental Authority.

(k) Section 409A. “Section 409A” means Section 409A of the Code, and the final regulations and any guidance promulgated thereunder or any state law equivalent.

(l) Section 409A Limit. “Section 409A Limit” shall mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of his or her separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s separation from service occurred.

9. Golden Parachute.

(a) Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment. Any reduction made pursuant to this Section 9(a) shall be made in accordance with the following order of priority: (i) stock options whose exercise price exceeds the fair market value of the optioned stock (“Underwater Options”) (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are taxable, (iv) non-cash Full Credit

Payments that are not taxable (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment.

(b) A nationally recognized certified public accounting firm selected by the Company (the “Accounting Firm”) shall perform the foregoing calculations related to the Excise Tax. If a reduction is required pursuant to Section 9(a), the Accounting Firm shall administer the ordering of the reduction as set forth in Section 9(a). The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(c) The Accounting Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered. Any good faith determinations of the Accounting Firm made hereunder shall be final, binding, and conclusive upon Executive and the Company.

10. Arbitration. To the fullest extent permitted by applicable law, Executive and the Company agree that any and all disputes, demands, claims, or controversies (“claims”) relating to, arising from or regarding Executive’s employment, including claims by the Company, claims against the Company, and claims against any current or former parent, affiliate, subsidiary, successor or predecessor of the Company, and each of the Company’s and these entities’ respective officers, directors, agents or employees, shall be resolved by final and binding arbitration before a single arbitrator in San Francisco, California (or another mutually agreeable location). This does not prevent either Executive or the Company from seeking and obtaining temporary or preliminary injunctive relief in court to prevent irreparable harm to Executive’s or its confidential information or trade secrets pending the conclusion of any arbitration. This arbitration agreement does not apply to any claims that have been expressly excluded from arbitration by a governing law not preempted by the Federal Arbitration Act and does not restrict or preclude Executive from communicating with, filing an administrative charge or claim with, or providing testimony to any governmental entity about any actual or potential violation of law or obtaining relief through a government agency process. The parties hereto agree that claims shall be resolved on an individual basis only, and not on a class, collective, or representative basis on behalf of other employees to the fullest extent permitted by applicable law (“Class Waiver”). Any claim that all or part of the Class Waiver is invalid, unenforceable, or unconscionable may be determined only by a court. In no case may class, collective or representative claims proceed in arbitration on behalf of other employees.

The parties agree that the arbitration shall be conducted by a single neutral arbitrator through JAMS in accordance with JAMS Employment Arbitration Rules and Procedures (available at www.jamsadr.com/rules-employment-arbitration). Except as to the Class Waiver, the arbitrator shall determine arbitrability. The Company will bear all JAMS arbitration fees and administrative costs in excess of the amount of administrative fees and costs that Executive otherwise would have been required to pay if the claims were litigated in court. The arbitrator shall apply the applicable substantive law in deciding the claims at issue. Claims will be governed by their applicable statute of limitations and failure to demand arbitration within the prescribed time period shall bar the claims as provided by law. The decision or award of the arbitrator shall be final and binding upon the parties. This arbitration agreement is enforceable under and governed by the Federal Arbitration Act. In the event that any portion of this arbitration agreement is held to be invalid or unenforceable, any such provision shall be severed, and the remainder of this arbitration agreement will be given full force and effect. By signing the offer letter, Executive acknowledges and agrees that Executive has read this arbitration agreement carefully, are bound by it and are WAIVING ANY RIGHT TO HAVE A TRIAL BEFORE A COURT OR JURY OF ANY AND ALL CLAIMS SUBJECT TO ARBITRATION UNDER THIS ARBITRATION AGREEMENT.

11. Confidentiality Agreement. The Employee Covenants Agreement entered into by and between Executive and the Company dated December 14, 2017 (the “Confidentiality Agreement”), which is attached hereto as Attachment B remains in full force and effect.

12. Pre-Employment Conditions.

(a) Right to Work. For purposes of federal immigration law, Executive will be required, if Executive has not already, to provide to the Company documentary evidence of Executive’s identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of the Effective Date, or our Employment relationship with Executive may be terminated.

(b) Verification of Information. This Agreement is also contingent upon the successful verification of the information Executive provided to the Company during Executive’s application process, as well as a general background check performed by the Company to confirm Executive’s suitability for Employment. By accepting this Agreement, Executive warrants that all information provided by Executive is true and correct to the best of Executive’s knowledge, Executive agrees to execute any and all documentation necessary for the Company to conduct a background check and Executive expressly releases the Company from any claim or cause of action arising out of the Company’s verification of such information.

13. Successors.

(a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that become bound by this Agreement or any affiliate of any such successor that employs Executive.

(b) Executive’s Successors. This Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14. Miscellaneous Provisions.

(a) Indemnification. The Company shall indemnify Executive to the maximum extent permitted by applicable law and the Company’s Bylaws with respect to Executive’s service and Executive shall also be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future.

(b) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(c) Notice.

(i) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In Executive’s case, mailed notices shall be addressed to Executive at the home address that Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(ii) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 14(c)(i) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice), subject to any applicable cure period. The failure by Executive or the Company to include in the notice any fact or circumstance which contributes to a showing of Good Reason or Cause, as applicable, will not waive any right of Executive or the Company, as applicable, hereunder or preclude Executive or the Company, as applicable, from asserting such fact or circumstance in enforcing his or her or its rights hereunder, as applicable. Any termination by Executive without Good Reason will be communicated by Executive to the Company upon 90 days advance written notice.

(d) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e) Entire Agreement. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersede all other prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof, and as of the Effective Date, will supersede and replace in its entirety, the offer letter by and between Executive and Clover Health dated December 14, 2017.

(f) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other deductions required to be withheld by law.

(g) Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of California without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(h) No Assignment. This Agreement and all of Executive’s rights and obligations hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer to such entity of all or a substantial portion of the Company’s assets.

(i) Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s personal attorney, has had sufficient time to, and has carefully read and fully understood all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

(k) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to Executive by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. Executive hereby consents to (i) conduct business electronically, (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

[Signature Page Follows]

After you have had an opportunity to review this Agreement, please feel free to contact me if you have any questions or comments. To indicate your acceptance of this Agreement, please sign and date this letter in the space provided below and return it to the Company.

Very truly yours,

CLOVER HEALTH INVESTMENTS, CORP.

By:	/s/ Rachel Fish

(Signature)
Name:	Rachel Fish
Title:	Chief People Officer

ACCEPTED AND AGREED:

ANDREW TOY

/s/ Andrew Toy
(Signature)

12/31/2020
Date

Attachment A: Release of Claims

Attachment B: Employee Covenants Agreement

ATTACHMENT A

RELEASE OF CLAIMS

Pursuant to the Employment Agreement entered into by and between you and Clover Health Investments, Corp. dated December 31, 2020 (the “Employment Agreement”), you hereby enter into this Release of Claims (the “Release”). Any term not otherwise defined herein shall have the meaning ascribed to it in the Employment Agreement.

1. General Release. In consideration for the severance described in the Employment Agreement, and for other good and valuable consideration, the sufficiency of which you hereby acknowledge, you hereby waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and/or its predecessors, successors, past or present subsidiaries, affiliated companies, investors, branches or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past, present, or future insurers, officers, directors, agents, attorneys, employees, stockholders, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your employment with the Company or the termination of that employment relationship. This waiver and release includes, without limitation, claims to wages, including overtime or minimum wages, bonuses, incentive compensation, equity compensation, vacation pay or any other compensation or benefits; any claims for failure to provide accurate itemized wage statements, failure to timely pay final pay or failure to provide meal or rest breaks; claims for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment or employment classification, claims under the Employee Retirement Income Security Act (ERISA); claims for attorneys’ fees or costs; claims for penalties; any and all claims for stock, stock options or other equity securities of the Company; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; any claims of discrimination, harassment, or retaliation based on sex, age, race, national origin, disability or on any other protected basis, under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, California Family Rights Act, The New Parent Leave Act, or any other federal, state, or local law prohibiting discrimination, harassment and/or retaliation; and claims under the California Labor Code, the California Business and Professions Code, and all other federal, state and local laws, ordinances and regulations.

You covenant not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required by law. Nothing in this Release precludes you from participating in any investigation or proceeding before any government agency or body. However, while you may file a charge and participate in any such proceeding, by signing this Release, you waive any right to bring a lawsuit against the Released Parties and waive any right to any individual monetary recovery in any such proceeding or lawsuit. Nothing in this Release is intended to impede your ability to report possible securities law violations to the government, or to receive a monetary award from a government administered whistleblower-award program. You do not need the prior authorization of the Company to make any such reports or disclosures or to participate or cooperate in any governmental investigation, action or proceeding, and you are not required to notify the Company that you have made such reports and disclosures or have participated or cooperated in any governmental investigation, action or proceeding. Nothing in this Release waives your right to testify or prohibits you from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when you have been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or state legislature.

This waiver and release covers only those claims that arose prior to your execution of this Release. The waiver and release contained in this Release does not apply to (i) your indemnification rights under the Indemnification Agreement entered into by and between you and the Company dated November 1, 2018 or any subsequent indemnification agreement entered into by and between you and the Company (such agreement, the “Indemnification Agreement”) and the Company’s internal governing documents, or (ii) any claim which, as a matter of law, cannot be released by private agreement. If any provision of the waiver and release contained in this Release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and a court shall enforce all remaining provisions to the full extent permitted by law.

2. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Release; (b) you should consult with an attorney prior to executing this Release; (c) you have 21 calendar days within which to consider this Release (although you may choose to execute Release earlier); (d) you have 7 calendar days following the execution of the Release to revoke this Release; and (e) the Release will not be effective until the eighth day after you sign this Release provided that you have not revoked it (“Effective Date”). You agree that any modifications, material or otherwise, made to this Release do not restart or affect in any manner the original 21-day consideration period provided in this section. To revoke the Release, you must email Gia Lee a written notice of revocation at gia.lee@cloverhealth.com, prior to the end of the 7-day period. You acknowledge that your consent to this Release is knowing and voluntary. The offer described in this Release will be automatically withdrawn if you do not sign the Release within the 21-day consideration period.

3. 1542 Waiver. You understand and acknowledge that you are releasing potentially unknown claims, and that you may have limited knowledge with respect to some of the claims being released. You acknowledge that there is a risk that, after signing this Release, you may learn information that might have affected your decision to enter into this Release. You assume this risk and all other risks of any mistake in entering into this Release. You agree that this Release is fairly and knowingly made. In addition, you expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

You understand and agree that claims or facts in addition to or different from those which are now known or believed by you to exist may hereafter be discovered, but it is your intention to release all claims that you have or may have against the Released Parties, whether known or unknown, suspected or unsuspected.

4. Breach. In the event that you breach any of your obligations under this Release or as otherwise imposed by law, the Company will be entitled to recover all severance and other consideration paid or provided under this Release and to obtain all other relief provided by law or equity.

5. No Other Amounts/Benefits Owed. You acknowledge and agree that you have been paid for all of your services with the Company and you have not earned any wages, salary, incentive compensation, bonuses, commissions or similar payments or benefits or any other compensation or amounts that have not already been paid to you. You further agree that, prior to the execution of this Release, you were not entitled to receive any further payments or benefits from the Company, and the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Release.

6. Workers’ Compensation. You agree that you did not suffer an injury covered by workers’ compensation in the course and scope of your employment with Company.

7. Dispute Resolution. To ensure rapid and economical resolution of any disputes relating to this Release, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Release, or its interpretation, enforcement, breach, performance or execution, shall be resolved by final, binding and confidential arbitration before a single arbitrator in San Francisco, CA (or another mutually agreeable location) conducted under the Judicial Arbitration and Mediation Services (JAMS) Streamlined Arbitration Rules & Procedures, which can be reviewed at http://www.jamsadr.com/rules-streamlined-arbitration/. Before engaging in arbitration, you and the Company agree to first attempt to resolve the dispute informally or with the assistance of a neutral third-party mediator. You and the Company each acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim except as provided herein. The arbitrator may in his or her discretion award attorneys’ fees to the prevailing party. All claims, disputes, or controversies subject to arbitration as set forth in this paragraph must be submitted to arbitration on an individual basis and not as a representative, class and/or collective action proceeding on behalf of other individuals. Any issue concerning the validity of this representative, class and/or collective action waiver must be decided by a Court and if for any reason it is found to be unenforceable, the representative, class and/or collective action claim may only be heard in Court and may not be arbitrated. Claims will be governed by applicable statutes of limitations. This arbitration agreement does not cover any action seeking only emergency, temporary or preliminary injunctive relief (including a temporary restraining order) in a court of competent jurisdiction in accordance with applicable law. This arbitration agreement shall be construed and interpreted in accordance with the Federal Arbitration Act.

8. Entire Agreement. You and the Company agree that except for the Confidentiality Agreement, the Indemnification Agreement, applicable equity documents and the Employment Agreement, and except as otherwise expressly provided in this Release, this Release renders null and void any and all prior or contemporaneous agreements between you and the Company or any affiliate of the Company. You and the Company agree that this Release and the Employment Agreement constitute the entire agreement between you and the Company and any affiliate of the Company regarding the subject matter of this Release, and that this Release may be modified only in a written document signed by you and a duly authorized officer of the Company.

9. Governing Law. Except as to the Dispute Resolution section above, this Release shall be construed and interpreted in accordance with the laws of the State of California.

10. Severability. The provisions of this Release are severable. If any provision of this Release is held invalid or unenforceable, such provision shall be deemed deleted from this Release and such invalidity or unenforceability shall not affect any other provision of this Release, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

11. Counterparts. You agree that this Release may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution via DocuSign or a similar service, or of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and an electronic or facsimile signature or scanned image of a signature shall be deemed an original and valid signature.

[Signature Page Follows]

To accept this Release, please sign and date this Release and return it to me. You have until 5:00 p.m. PT on the date that is 21 days after your termination of employment (or Change in Control) to review and consider this Release and to provide me with an executed copy thereof (the “Deadline”). Please indicate your agreement with the above terms by signing below.

I am pleased that we were able to part ways on these amicable terms. The Company and I wish you every success in your future endeavors.

Sincerely,

CLOVER HEALTH INVESTMENTS, CORP.

By:

(Signature)
Name:
Title:

My agreement with the terms of this Release is signified by my signature below and is voluntary, deliberate and informed. I acknowledge that this Agreement provides consideration of value to me and that I was free to consult an attorney before signing this Agreement. Furthermore, I acknowledge that I have read and understand this Release and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Release.

Signed	Dated:
Andrew Toy

Confidential

EMPLOYEE COVENANTS AGREEMENT

I am about to become a paid employee of Clover Health Investments Corp. or its parent, subsidiary or affiliate (all, collectively, “Clover Health”), having a place of business at 22 4th Street, 6th Floor, San Francisco, CA 94103 which, together with their respective officers, directors, employees, shareholders, members, partners, plan administrators, attorneys and agents, as well as any predecessors, future successors or assigns or estates of any of the foregoing, may be collectively referred to in this Covenants Agreement as, the “Company.” I am making this Agreement in consideration of my employment by the Company and the other compensation and benefits afforded to me in connection with that employment.

1. Confidentiality. While working for the Company, I may develop or acquire, or already have developed or acquired, knowledge in my work or from my colleagues or others of Confidential Information relating to the Company, its business, potential business or that of its customers or its or their respective affiliates. “Confidential Information” includes all trade secrets, know-how, show-how, technical, operating, financial, and other business information and materials, whether or not reduced to writing or other medium and whether or not marked or labeled confidential, proprietary or the like, specifically including, but not limited to, information regarding source codes, software programs and applications in various stages of development, computer and information systems, data structures, data reporting methodologies, research and development, new materials research, logos, designs, graphics, writings or other materials, algorithms, formulae, works of authorship, techniques, discoveries, documentation, models and systems, sales and pricing plans, proposals, projections and techniques, profit margins, business and operational plans and strategies, procedures, inventions, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, pricing policies, pricing algorithms, vendor, customer and supplier lists, privacy and security practices, sales account plans, sales force activity information, acquisition, expansion, marketing financial and other business information and existing and future products and business plans of the Company, and actual and prospective customer and supplier information. Confidential Information also includes Protected Health Information as that term is defined under HIPAA and its related regulations. Confidential Information does not include general skills, experience or information that is generally available to the public, other than information, which has become generally available as a result of my direct or indirect act or omission.

With respect to Confidential Information of the Company, its customers and its or their respective affiliates, I agree that:

(a) I will use it only in the performance of my duties for the Company. I will not use it at any time (during or after my employment) for my personal benefit, for the benefit of any other person or firm, or in any manner adverse to the interests of the Company or its affiliates;

(b) I will not disclose it at any time (during or after my employment) except to authorized Company personnel, unless the Company expressly consents in advance in writing or unless the information becomes clearly of public knowledge or enters the public domain (other than through an unauthorized disclosure by me or through a disclosure not by me which I knew or reasonably should have known was an unauthorized disclosure);

(c) I will safeguard it by all reasonable steps and abide by all policies and procedures of the Company and its customers in effect from time to time regarding storage, copying, destroying, publication or posting, or handling of such Confidential Information, in whatever medium or format that Confidential Information takes;

(d) I will execute and abide by all confidentiality agreements which the Company reasonably requests me to sign or abide by, whether those agreements are for the benefit of the Company, an affiliate or an actual or a potential customer thereof; and

(e) I will return all materials containing or relating to Confidential Information, together with all other Company or customer property (including, without limitation, laptop computers, cell phones and other equipment) to the Company, when my employment with the Company terminates or otherwise on demand and, at that time I will certify to the Company, in writing, that I have complied with this Agreement. I shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, or other documents relating in any way to the affairs of Company, its customers or its or their respective affiliates. I further understand and agree that any online or other accounts I open, handle or become involved with on the Company’s behalf constitute Company property. I will provide all access codes, passcodes, and administrator rights to the Company at any time during or after my employment on demand.

2. Contributions and Inventions. While employed by the Company, I may make Contributions and Inventions of value to it. The terms “Contributions” and “Inventions” are understood to include all inventions, ideas, formulae, works, modifications, processes, discoveries, techniques, designs, methods, trade secrets, technical specifications and data, know- how, show-how, concepts, expressions, creations, improvements, works of authorship, ideas and other developments, whether or not they are patentable or copyrightable or subject to analogous protection and regardless of their form or state of development, and whether or not I have made them alone or with others. This Agreement covers Contributions and Inventions of any kind that are conceived or made by me, during hours that I am working for the Company at my place of work whether located at the Company, customer facilities, at home or elsewhere, alone or with others, while I am employed by the Company. This Agreement also covers Contributions and Inventions, regardless of whether they are conceived or made during regular working hours or at my place of work, (i) that relate to the Company’s business or potential business, or (ii) result from tasks assigned to me by the Company, or (iii) that are conceived or made with the use of the Company’s time, facilities, materials or resources. With respect to Contributions or Inventions covered by this Agreement, I agree that:

(a) I will disclose them promptly to the Company. I will not disclose them to anyone other than authorized Company personnel;

(b) They will belong solely to the Company from conception as “works made for hire” (as that terms is used under U.S. copyright law) or otherwise. To the extent that title to any such Contributions or Inventions do not, by operation of law, vest in the Company, I hereby irrevocably assign to the Company all right, title and interest, including, without limitation, tangible and intangible rights such as patent rights, trademarks and copyrights, that I may have or may acquire in and to all such Contribution and Inventions, benefits and/or rights resulting therefrom, and agree to promptly execute any further specific assignments related to such Contributions or Inventions, benefits and/or rights at the request of the Company.

(c) I will, at any time, either during the time I am employed or thereafter, assist the Company in obtaining and maintaining patent, copyright, trademark, mask works and other appropriate protection for them in all countries, at the Company’s expense. In the event that the Company is unable to secure my signature after reasonable effort in connection with any patent, trademark, copyright, mask work or other similar protection relating to a Contribution or an Invention, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in fact, to act for an on my behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights, mask works or other similar protection thereon with the same legal force and effect as if executed by me.

(d) Any Contributions or Inventions relating to the business of the Company and disclosed to the Company within 6 months following the termination of my employment shall be deemed to fall within the provisions of this Section 2. The “business of the Company” as used in this Section 2 includes the actual business conducted by the Company at any time during my employment with the Company, as well as any business in which the Company, at any time during my employment with the Company, proposed or proposes to engage.

(e) Notwithstanding the foregoing, this Section 2 shall not cover Inventions or Contributions to the extent that California Labor Code Section 2870(a) prohibits the assignment thereof. Section 2870(a) provides as follows:

“Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer.”

3. Obligations to Prior Employers or Others. Except for those described below (if any), I do not have any non-disclosure, non-compete or other obligations to any previous employer or other person or entity that would conflict with my obligations under this Agreement or the performance of my duties for the Company. I have previously provided copies of each of the agreements described below, if any, to the Company. I shall not disclose to the Company or its customers or induce or cause the Company or its customers to use any secret or confidential information or material belonging to others, including my former employers, if any.

LIST ANY EXCEPTIONS:

4. Excluded Information. A complete list, by non-confidential descriptive title of all Inventions, ideas, reports and other creative works, if any, made or conceived by me prior to my employment by the Company, and intended to be excluded from this Agreement, is set forth below. I will not assert any rights under any Inventions as having been made or acquired by me prior to my being employed by Company, unless such inventions are identified below. In the event that any excluded information is incorporated into any Contribution or Invention, I hereby grant the Company a perpetual, worldwide, royalty free, non-exclusive license to use and reproduce the Excluded Information for commercial, internal business and all other purposes.

LIST ANY EXCEPTIONS:

5. Interpretation and Scope of this Agreement.

(a) Each provision of this Agreement will be interpreted on its own. If any provision is held to be unenforceable by a court of competent jurisdiction as written, then such provision shall be deemed limited and restricted to the extent that the court shall deem the provision to be enforceable. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law.

(b) I understand and agree that if I breach or threaten to breach any of the provisions of this Agreement, including without limitation the provisions of Section 1 or Section 2 hereof, the Company would suffer irreparable harm and damages would be an inadequate remedy. Accordingly, I acknowledge that Company shall be entitled to petition a court of competent jurisdiction for temporary, preliminary and permanent injunctive or other equitable relief in any court of competent jurisdiction (without being obligated to post a bond or other collateral) and to an equitable accounting of all earnings, profits and other benefits arising, directly or indirectly, from such violation, which rights shall be cumulative and in addition to (rather than instead of) any other rights or remedies to which the Company may be entitled at law or in equity.

(c) The provisions of this Agreement shall constitute the entire agreement of the Company and I with respect to the matters covered hereby and shall supersede all previous written, oral or implied understandings with respect to such matters.

(d) Any and all actions, claims or controversies arising directly or indirectly out of this Agreement, including, without limitation, tort claims, shall be governed and construed by the laws of the State of California, without reference to the choice of law provisions thereof. Any and all actions arising directly or indirectly out of this Agreement or my employment by the Company shall be brought and heard in the state and federal courts of the State of California, and I hereby irrevocably submit to the exclusive jurisdiction of any such courts.

(e) This Agreement shall be binding upon me and my executors, heirs and assigns and shall inure to the benefit of the Company, its affiliates and their respective successors and assigns (including, without limitation, a purchaser of all or substantially all of the assets of the Company or its affiliates).

(f) I acknowledge and agree that the restrictions on the activities in which I may engage that are set forth in Sections 1 and 2 of this Agreement are reasonable and necessary to protect the Company’s legitimate business interests and shall survive the termination of my employment. I further acknowledge that the restrictions contained in this Agreement will not prevent me from earning a livelihood or from engaging in a business competitive with that of the Company.

(g) Nothing contained in this Agreement shall give me any right to continue to be employed by the Company. The Company shall have the right to terminate my employment at any time, with or without cause or notice and no one at the Company has made any other representations to me with respect thereto.

I represent and warrant that: (a) I have read this Agreement and understand all the terms and conditions hereof, (b) I have entered into this Agreement of my own free will and volition, (c) I have been advised by the Company that this Agreement is a legally binding contract and that I should seek my own independent attorney to review it, (d) I have been afforded ample opportunity to consult with my own attorney regarding this Agreement, and (e) the terms of this Agreement are fair, reasonable and are being agreed to voluntarily in exchange for my employment or continued employment by the Company.

Name: Andrew Toy

/s/ Andrew Toy
(Signature)

Date:                 12/14/2017

NOTICE OF LIMITATIONS REGARDING ASSIGNMENT OF INVENTIONS

AND WORKS

If Employee resides in a state identified below, Employee is hereby provided the specific notice of-limitations applicable to Employee as a resident of that state:

*If a resident of CALIFORNIA,1 then the following applies:

No provision in this Agreement requires Employee to assign any of his or her rights to an invention for which no equipment, supplies, facility, or trade secret intimation of the Company was used and which was developed entirely on Employee’s own time, unless (a) the invention relates at the time of conception or reduction to practice of the invention, (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for the Company.

*If a resident of DELAWARE,2 ILLINOIS,3 KANSAS4 OR NORTH CAROLINA,5 then the following applies:

No provision in this Agreement requires Employee to assign any of his or her rights to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for the Company.

If a resident of MINNESOTA,6 then the following applies:

No provision in this Agreement requires Employee to assign any of his or her rights to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Employee’s own time, and (a) which does not relate (i) directly to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by Employee for the Company.

*If a resident of UTAH,7 then the following applies:

No provision in this Agreement requires Employee to assign any of his or her rights to an invention which was created entirely on Employee’s own time, and which is not (a) conceived, developed, reduced to practice, or created by Employee (i) within the scope of Employee’s employment with the Company, (ii) on the Company’s time, or (iii) with the aid, assistance, or use of any of the Company’s property, equipment, facilities, supplies, resources, or patents, trade secrets, know-how, technology, confidential information, ideas,

[1]	California Labor Code 2870
[2]	Delaware Code Annotated, Title 19, Section 805
[3]	Illinois Revised Statutes, Chapter 140, Sections 301-303
[4]	Kansas Statutes Annotated Section 44-130
[5]	North Carolina General Statutes Sections 66-57.1, 66-57.2
[6]	Minnesota Statutes Annotated 181.78
[7]	Utah Code Annotated Sections 34-39-2, 34-39-3

copyrights, trademarks and service marks and any and all rights, applications, and registrations relating to them, (b) the results of any work, services, or duties performed by Employee for the Company, (c) related to the industry or trade of the Company, or (d) related to the current or demonstrably anticipated business, research, or development of the Company.

*If a resident of WASHINGTON,8 then the following applies:

No provision in this Agreement requires Employee to assign any of his or her rights to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless (a) the invention relates (i) directly to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for the Company.

[8]	Washington Revised Code Annotated Sections 49.44.140, 49.44.150